(3E)

PLAN OF MERGER

This Plan of Merger is adopted by Premier Platforms Holding Company, Inc. a business organized under the laws of the State of Colorado, by resolution of its Board of Directors and by a Special Meeting of Shareholders on November 8, 2004, and is adopted by Premier Platforms Holding Company, Inc. (to be named Paolo Nevada Enterprises), Inc., business corporation organized under the laws of the State of Nevada, by resolution of its Board of Directors and consent of its shareholders in January, 2005. The names of the corporations planning to merge are Premier Platforms Holding Company, Inc., a business organized under the laws of Colorado and Premier Platforms Holding Company, Inc., a business corporation organized under the laws of the State of Nevada. The name of the surviving corporation is Premier Platforms Holding Company, Inc., a Nevada corporation (to later be named Paolo Nevada Enterprises, Inc.)

1. Premier Platforms Holding Company, Inc., a Nevada corporation, and Premier Platforms Holding Company, Inc., a Colorado corporation, shall pursuant to the provisions of the Nevada Corporations Act and pursuant to the provisions of the Colorado Revised Statutes, be merged into a single corporation, to wit Premier Platforms Holding Company, Inc. (to later be named Paolo Nevada Enterprises, Inc.), a Nevada Corporation, which shall be the surviving corporation at the effective time of the filing of this Plan of Merger with the State of Nevada. Premier Platforms Holding Company, Inc. (to later be named Paolo Nevada Enterprises, Inc.), a Nevada Corporation may sometimes be referred to as the "Surviving Corporation" and shall continue to exist in accordance with the provisions of the laws of the jurisdiction of its organization. The separate existence of Premier Platforms Holding Company, Inc., a Colorado corporation, which is hereinafter referred to as the "Non-Surviving Corporation" shall cease at the time and date of the merger in accordance with the provisions of the Colorado Revised Statutes.

2. The present Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of said Surviving Corporation and said Articles of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the Surviving Corporation.

3. The present Bylaws of the Surviving Corporation will be the bylaws of said Surviving Corporation and will continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the Surviving Corporation

4. The directors and officers of the Surviving Corporation, which are the same as directors and officers of the Non-Surviving Corporation, at the effective time and date of the merger shall be the members of the first Board of Directors and the first Officers of the Surviving Corporation, all of whom shall hold their respective offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

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5. Each issued share of the Non-Surviving Corporation, immediately before the effective time and date of the merger shall be converted into one share of the same class of stock of the Surviving Corporation. The issued shares of the Surviving Corporation shall not be converted or exchanged in any manner, but each said share which is issued at the effective time and date of the merger shall continue to represent one issued share of the Surviving Corporation.

6. The Plan of Merger herein made and approved shall be submitted to the shareholders of the Surviving and Non-Surviving Corporation for approval as required by the laws of the State of Nevada and the Laws of the State of Colorado.

7. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the Non-Surviving Corporation and by the shareholders entitled to vote of the Surviving Corporation in the manner prescribed by the laws of the State of Nevada and the laws of the State of Colorado, the non-Surviving and the Surviving Corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Nevada and the laws of the State of Colorado and that they cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8. The Board of Directors and the proper officers of the Non-Surviving Corporation and the Board of Directors and the proper officers of the Surviving Corporation respectively, are hereby authorized, empowered, and directed to do any and all acts and things and to make, execute, deliver, file and/or record any and all instruments, papers and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger.

Executed January 5, 2005

PREMIER PLATFORMS HOLDING COMPANY, INC.
a Nevada Corporation

By: ______________________________
Paul Holmquist, President

PREMIER PLATFORMS HOLDING COMPANY, INC.
a Colorado Corporation

By: ______________________________
Paul Holmquist, President

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RESOLUTION FOR THE APPROVAL OF THE PLAN OF MERGER BETWEEN PREMIER PLATFORMS HOLDING COMPANY, INC., A COLORADO CORPORATION AND PREMIER PLATFORMS HOLDING COMPANY, INC., A NEVADA CORPORATION BY UNAMINOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS AND SHAREHOLDERS

The undersigned, being the sole member of the Board of Directors ("Board") and sole shareholder of Premier Platforms Holding Company, Inc., a Nevada corporation (the "Company"), acting as the Board of Directors pursuant to the Nevada Revised Statues ("NRS"), do hereby adopt the following resolutions as of the 5th day of January, 2005:

PLAN OF MERGER

RESOLVED, that the Board finds it in the best interest of the Company and its shareholders to authorize approve and ratify the attached Plan of Merger.

RESOLVED FURTHER, that the proper officers of the Company, or any of them, are hereby authorize and directed to execute all documents and take all other actions necessary or advisable in order to carry out and perform the purposes of the foregoing resolutions;

RESOLVED FURTHER, that the execution by the officers, of any document authorized by the foregoing resolutions or any document executed in the accomplishment of any action or actions so authorized, is (or shall become upon delivery) the enforceable and binding act and obligation of the Company, without the necessity of the signature or attestation of any other officer of the Company or the affixing of the seal of the Company; and

RESOLVED FURTHER, that all acts, transactions, or agreements undertaken prior to the adoption of these resolutions by any of the officers or representatives of the Company in its name in connection with the foregoing matters are hereby ratified, confirmed and adopted by the Company.

Omnibus Resolutions

WHEREAS, the foregoing preamble and resolutions are intended to provide broad authorization of the actions described therein, whether taken prior or subsequent to the date this Unanimous Written Consent of the Board is executed.

RESOLVED, that the Board hereby ratifies and confirms any and all acts taken in connection with the foregoing resolution by the duly executive officers of the Company in good faith in their capacities as such officers as the valid and binding acts of the Company duly approved by the Board; and

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This Unanimous Written Consent Action of the Board of Directors and Shareholders of Premier Platforms Holding Company, Inc. is hereby executed as of the date first written above.

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Paul Holmquist, CEO, CFO, President, Chairman of Board, Secretary and Treasurer
(Sole Director and Officer)